Exhibit 10.20

Jeffrey Johnson
Chief Executive Officer
Franklin Credit Management Corporation
The Old Mercantile Exchange Building
Six Harrison Street
New York, NY 10013

July 19, 2005

RE: Rate and Fee Modifications

Jeff,

As a follow up to our recent conversations regarding certain terms of the outstanding loan facilities between Sky Bank and Franklin Credit Management Corporation, I would like to reiterate the details of our agreements. Specifically, the rate to be charged for new loan originations shall be the FHLB of Cincinnati one month advance rate plus an applicable margin 50 BP less than the applicable margin that would have applied prior to this letter. Further the origination fee to be charged on all future Franklin term debt facilities shall be 75 BP of the amount financed.

We agree that these new terms have taken affect as of July 1, 2005 and the terms of all existing term debt facilities originated prior to that date shall remain unchanged as found in a certain Master Credit and Security Agreement by and between Sky Bank and Franklin Credit Management Corporation dated on October 13, 2004, as amended prior to the date hereof.

As always, please feel free to contact me with questions.

Regards,

/s/ Jerry S. Sutherin
Jerry S. Sutherin
Senior Vice President
Sky Bank, Specialty Lending Group
110 East Main Street
Salineville, OH 43945